EXHIBIT 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO
04-024		Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

Hornbeck Offshore Announces Expiration of Cash Tender Offer

for its 10-5/8% Senior Notes due 2008 and

Initiation of Related Redemption and Defeasance

December 9, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that the previously commenced cash tender offer (the “Offer”) for any and all $175,000,000 aggregate principal amount of its 10-5/8% Senior Notes due 2008 (CUSIP 440536 AB 6) (the “2001 Notes”), expired as scheduled at 5:00 p.m., Eastern time on Friday, December 3, 2004 (the “Expiration Time”). As previously announced on November 23, 2004, Hornbeck Offshore accepted and made payment for $159,454,000 in aggregate principal amount of 2001 Notes validly tendered pursuant to the Offer.

Hornbeck Offshore also announced today that on January 14, 2005 it will redeem the entire balance of $15,546,000 in aggregate principal amount of 2001 Notes that remain outstanding at a redemption price to be calculated in accordance with the indenture governing the 2001 Notes (the “Indenture”) and as set forth in the Notice of Redemption. The Company will mail copies of the Notice of Redemption to The Depository Trust Company, as record holder, for the 2001 Notes this week.

The Company also intends to legally defease, before year-end, the remaining outstanding 2001 Notes pursuant to the terms of the Indenture. The related redemption and defeasance will be funded with proceeds raised in the Company’s recent issuance of $225 million in aggregate principal amount of 6.125% Senior Notes due 2014.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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103 Northpark Boulevard, Suite 300	Phone:	(985) 727-2000
Covington, Louisiana 70433	Fax:	(985) 727-2006